Exhibit 99.1

                                  Triarc Companies, Inc.
                                  280 Park Avenue
                                  New York, NY 10017


                                                           For Immediate Release
CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com

                    TRIARC REPORTS THIRD QUARTER 2005 RESULTS

                o  Arby's(R) revenues boosted by July 2005 acquisition of RTM
                 o  Deerfield's assets under management continue to grow

New York, NY, November 11, 2005 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today the results of operations for its third quarter and first nine months ended October 2, 2005.

                             Consolidated Highlights
                             -----------------------

o Consolidated revenues increased to $240.4 million in the 2005 third quarter ($421.8 million in the 2005 first nine months) from $86.0 million in the 2004 third quarter ($232.6 million in the 2004 first nine months) primarily reflecting the July 2005 acquisition of RTM Restaurant Group ("RTM"), the owner of 775 Arby's(R) restaurants as of the date of the acquisition. RTM's net sales since the acquisition were $153.5 million.

o Consolidated revenues were also positively impacted by increases in the asset management and related fees of Deerfield & Company LLC ("Deerfield") in which Triarc acquired an approximate 64% capital interest in July 2004. Deerfield's revenues increased to $13.2 million in the 2005 third quarter ($37.9 million in the 2005 first nine months) from $6.9 million in the 2004 third quarter and 2004 first nine months. These increases reflect both the full-period effect of Deerfield and asset management fees from new investment vehicles in the 2005 periods.

o    Partially   offsetting   the  above   increases  was  the   elimination  in
     consolidation of $5.8 million of royalties and franchise fees paid by RTM to Arby's, LLC in the 2005 periods since the acquisition of RTM.

o Consolidated net income (loss) was a loss of $(42.5) million, or $ (0.58) per diluted Class A and Class B share, in the 2005 third quarter (net loss of $(39.4) million, or $(0.58) per diluted Class A and Class B share, in the 2005 first nine months), compared with net income of $22.0 million, or $0.31 per diluted Class A and $0.34 per diluted Class B share in the 2004 third quarter (net income of $17.5 million, or $0.24 per diluted Class A and $0.27 per diluted Class B share, in the 2004 first nine months). These changes reflect the after-tax effects of losses on the early extinguishment of debt and settlement of unfavorable franchise rights (i.e., the acquisition of those franchise agreements with RTM that provided for a less than 4% royalty rate, as further described below), both related to the July 2005 acquisition of RTM, as well as the effect of a $10.8 million gain from discontinued operations in the 2004 periods.

o Consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") (which we define as operating profit plus depreciation and amortization, other than amortization of deferred financing costs) was $15.9 million in the 2005 third quarter ($30.1 million in the 2005 first nine months), compared with $10.3 million in the 2004 third quarter ($20.4 million in the 2004 first nine months). The attached table provides the calculation of EBITDA and a reconciliation of EBITDA to our consolidated net income (loss).

o Consolidated operating profit increased to $5.9 million in the 2005 third quarter ($9.0 million in the 2005 first nine months) compared with $5.5 million in the 2004 third quarter ($8.8 million in the 2004 first nine months), due to the effect of the RTM acquisition and an increase in the operating profit of Deerfield. These increases were substantially offset by severance, retention and other expenses relating to the RTM acquisition and the cost of the relocation of Arby's corporate headquarters to Atlanta, as well as higher general and administrative expenses, principally reflecting higher incentive compensation, increased headcount and provisions in the 2005 periods for stock-based compensation.

o Consolidated depreciation and amortization was $10.0 million in the 2005 third quarter ($21.1 million in the 2005 first nine months) versus $4.8 million in the 2004 third quarter ($11.6 million in the 2004 first nine months). These increases principally reflect the additional depreciation and amortization related to the RTM acquisition.

o Consolidated interest expense was $22.1 million in the 2005 third quarter ($44.8 million in the 2005 first nine months), compared with $5.0 million in the 2004 third quarter ($23.7 million in the 2004 first nine months). These increases principally reflect activity of the Deerfield Opportunities Fund (the "Opportunities Fund"), a multi-strategy hedge fund managed by Deerfield in which the Company has an investment and which employs leverage in its investment strategies, higher average debt balances of the restaurant business following a refinancing in connection with the RTM acquisition and the release in the 2004 third quarter of $4.3 million of interest accruals no longer required upon the finalization of certain Internal Revenue Service examinations.

o Loss on the early extinguishment of debt totaled $35.8 million in the 2005 periods due to the July 2005 debt refinancing in connection with the RTM acquisition. The loss principally consisted of prepayment penalties of $27.4 million, the write-off of $4.8 million in deferred financing costs and $3.5 million of insurance payments related to the extinguished debt.

o A loss on the settlement of unfavorable franchise rights of $17.0 million was recognized in the 2005 third quarter. This charge was recognized in accordance with certain generally accepted accounting principles that require that any preexisting business relationship between the parties to a business combination be evaluated and accounted for separately. Under this accounting guidance, the franchise agreements held by RTM with royalty rates below the current 4% royalty rate that Arby's receives on new franchise agreements were required to be valued and recognized as an expense and excluded from the purchase price paid for RTM.

o The 2005 first nine months included a $13.0 million gain ($0.3 million in the 2005 third quarter) primarily related to sales of common stock of Encore Capital Group, Inc. (NASDAQ: ECPG), an equity investment of the Company. The Company owns approximately 5.3% of Encore's outstanding shares as of October 2, 2005.

o Consolidated net investment income increased to income of $13.6 million in the 2005 third quarter ($30.3 million in the 2005 first nine months) from a loss of $(3.7) million in the 2004 third quarter (income of $7.4 million in the 2004 first nine months). These increases primarily reflect (1) increases in interest income principally due to the activity of the Opportunities Fund and, to a lesser extent, an increase in average rates on interest-bearing investments, (2) recognized net gains in the 2005 periods and (3) charges in the 2004 periods for other than temporary unrealized losses that did not recur to the same extent in the 2005 periods.

                        Restaurant Operations Highlights
                        --------------------------------

o On July 25, 2005, Triarc completed the acquisition of RTM, Arby's largest franchisee, with 775 Arby's restaurants in 22 states. The financial results of Triarc's restaurant operations following the acquisition reflect the inclusion of RTM. As a result of the RTM acquisition, among other things, our restaurant operations' net sales have increased while our royalties and franchise and related fees have decreased due to the elimination in consolidation of royalties and franchise and related fees from RTM.

o Net sales from the company-owned Arby's restaurants were $206.1 million in the 2005 third quarter ($312.3 million in the 2005 first nine months), compared with $52.3 million in the 2004 third quarter ($151.7 million in the 2004 first nine months). Royalties and franchise and related fees were $21.0 million in the 2005 third quarter ($71.5 million in the 2005 first nine months), compared with $26.7 million in the 2004 third quarter ($74.0 million in the 2004 first nine months).

o The 2005 third quarter increase in sales from company-owned restaurants of $153.8 million ($160.6 million for the 2005 first nine months) principally reflects the $153.5 million effect of the acquisition of RTM. Excluding the RTM stores, same-store sales increased 1% in the 2005 third quarter (5% increase in the 2005 first nine months) compared with the 3% increase in the 2004 third quarter (1% increase in the 2004 first nine months). The increases in same-store sales for existing company-owned restaurants primarily reflect new product introductions including Market Fresh(R) wraps and sandwiches, improved marketing, advertising and promotional programs and operational initiatives targeting continued improvement in customer service levels and convenience, partially offset by the unfavorable performance of company-owned stores in Michigan, where unemployment remains high, as well as the negative impact on sales of lower discretionary consumer spending due to higher fuel costs in the 2005 third quarter.

o Excluding the RTM stores, 2005 third quarter same-store sales for franchised restaurants decreased (4)% (increase of 1% for the 2005 first nine months) compared with an 8% increase in same-store sales in the 2004 third quarter (4% increase in the 2004 first nine months). The 2005 third quarter decrease in same-store sales of franchised restaurants, excluding the RTM stores, reflects new product performance in the 2005 third quarter that was less successful than during the 2004 third quarter, as well as the impact of the decrease in consumers' discretionary income, discussed above. The increase in same-store sales of the franchised restaurants for the 2005 first nine months reflects the positive impact of new product introductions and advertising and marketing programs discussed above, partially offset by the negative factors, also discussed above.

o Royalties and franchise and related fees decreased to $21.0 million in the 2005 third quarter ($71.5 million in the 2005 first nine months) compared with $26.7 million in the 2004 third quarter ($74.0 million in the 2004 first nine months) due to the royalties and franchise and related fees from RTM after the acquisition that eliminate in consolidation. Aside from the effect of the RTM acquisition, royalties and franchise and related fees were relatively unchanged. 86 franchised Arby's restaurants have opened since September 26, 2004, with generally higher than average sales volumes, replacing the royalties from 57 generally underperforming franchised restaurants closed since September 26, 2004.

o Systemwide same-store sales were down (4)% in the 2005 third quarter (up 1% in the 2005 first nine months) versus an increase of 8% in the 2004 third quarter (up 4% in the 2004 first nine months), reflecting the factors discussed above. We currently expect systemwide same-store sales to be positive for the 2005 fourth quarter, although we are unable to estimate the full impact on our business of Hurricane Wilma in October 2005, which negatively affected the operations of approximately 17 company-owned stores.

o The gross margin for our company-owned restaurants increased to 28% of sales in the 2005 third quarter from 22% in the 2004 third quarter and to 27% in the 2005 first nine months from 21% in the 2004 first nine months. These increases principally reflect the inclusion of the RTM restaurants, which had gross margin of 30% for the post-acquisition period of 2005. Aside from the effect of the RTM acquisition, the gross margin for existing company-owned restaurants increased to 23% for the 2005 third quarter (24% for the 2005 first nine months) from 22% for the 2004 third quarter (21% for the 2004 first nine months) reflecting improved product mix, better oversight and training of store management, improved operational reporting made available by the new back office and point-of-sale restaurant systems implemented in the latter part of 2004 that facilitated labor efficiencies and reduced food waste and the impact of certain price increases for some of our Arby's products. We expect the gross margin for our company-owned restaurants to improve for the 2005 fourth quarter reflecting both the inclusion of RTM and the improving operational efficiencies, discussed above.

o Our restaurant business operating profit increased to $22.3 million in the 2005 third quarter ($56.3 million in the 2005 first nine months) versus $18.2 million in the 2004 third quarter ($45.1 million in the 2004 first nine months), reflecting the impact of the RTM acquisition and improved gross margins noted above, partially offset by the severance, retention and other expenses relating to the RTM acquisition and the cost of the relocation of the Arby's corporate headquarters to Atlanta, also noted
     above. We expect to incur additional severance, retention and other expenses related to the RTM acquisition and the Arby's corporate headquarters relocation of approximately $7.0 million in the 2005 fourth quarter and approximately $2.0 million in 2006.

o Depreciation and amortization of our restaurant operations was $7.7 million in the 2005 third quarter ($13.2 million in the 2005 first nine months) versus $2.6 million in the 2004 third quarter ($7.0 million in the 2004 first nine months). These increases reflect the additional depreciation and amortization related to the RTM acquisition.

o Restaurant business EBITDA was $29.9 million in the 2005 third quarter ($69.4 million in the 2005 first nine months), compared with $20.8 million in the 2004 third quarter ($52.0 million in the 2004 first nine months). Restaurant EBITDA is reconciled to consolidated EBITDA, which is in turn reconciled to consolidated net income (loss), in the attached table.

o In the 2005 third quarter, the Arby's system opened 25 new units (62 in the 2005 first nine months) and closed 11 generally underperforming units (35 in the 2005 first nine months). As of October 2, 2005, Arby's had commitments from franchisees to build 253 new units through 2011, which excludes prior commitments from RTM to build 165 new units.

                           Asset Management Highlights
                           ---------------------------

o Triarc accounts for Deerfield, its asset management business, as a consolidated subsidiary with a minority interest. For the 2005 third quarter, Deerfield's reported asset management and related fees, operating profit, depreciation and amortization and EBITDA, after the effects of purchase accounting adjustments associated with the Deerfield acquisition in July 2004 and before the effect of minority interests, were $13.2 million, $1.5 million, $1.1 million and $2.6 million, respectively. For the 2005 first nine months, those amounts were $37.9 million, $4.4 million, $3.7 million and $8.1 million, respectively. For the 2004 periods, those amounts were $6.9 million, $0.1 million, $0.8 million and $1.0 million, respectively.

o Excluding the effects of purchase accounting adjustments associated with the Deerfield acquisition in July 2004, for the 2005 third quarter, Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA, before the effect of minority interests, were $13.2 million, $2.6 million, $0.1 million and $2.7 million, respectively. For the 2005 first nine months, those amounts were $38.6 million, $8.5 million, $0.3 million and $8.8 million, respectively. For the 2004 periods, those amounts were $7.4 million, $1.3 million, $0.2 million and $1.5 million, respectively. The attached table provides a reconciliation of these measures to the corresponding measures without exclusion of the effects of purchase accounting adjustments associated with the Deerfield acquisition.

o As of November 1, 2005, Deerfield had approximately $10.5 billion of assets under management ("AUM"), of which approximately $120.5 million was attributable to investments by Triarc. Deerfield's AUM at November 1, 2005 consisted of approximately $8.6 billion in 19 CDOs and a structured loan fund, approximately $931 million in five hedge funds, approximately $757 million in a real estate investment trust and approximately $226 million in several managed accounts.

o On June 29, 2005, Deerfield Triarc Capital Corp. ("Deerfield Triarc") completed the initial public offering of approximately 25 million shares of its common stock and began trading on the New York Stock Exchange under the ticker symbol "DFR." Formed in December 2004, Deerfield Triarc is a real estate investment trust managed by Deerfield that invests in real estate-related securities and various other asset classes, which currently has approximately $757 million in assets under management. Triarc and its subsidiaries beneficially own approximately 2.7% of Deerfield Triarc's common stock.

     Commenting on asset management operations, Nelson Peltz, Triarc's Chairman and Chief Executive Officer, said: "We are pleased with both the growth of Deerfield's assets under management and the continued expansion of its asset management activities. Greg Sachs and his team have built a strong asset management franchise with an exciting future."

     Commenting on Arby's 2005 first nine months results, Peter May, Triarc's President and Chief Operating Officer, said: "The RTM integration is proceeding smoothly and we are excited about the growth opportunities for our company-owned restaurants and for the system overall."

     Commenting on Triarc's possible corporate  restructuring,  Peltz concluded:
"As we look ahead, we see a number of opportunities for growth at both Arby's and Deerfield. Both businesses, led by strong management teams, have great organizations capable of further expansion. The previously disclosed proposed corporate restructuring has the potential to unlock the value of both businesses. Our Board of Directors and senior management are continuing to thoroughly review the feasibility, as well as the risks and opportunities, of a possible corporate restructuring, with the goal of further enhancing Triarc shareholder value."

     Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's restaurant system, which is comprised of approximately 3,500 restaurants. Of these restaurants, more than 1,000 are owned and operated by subsidiaries of Triarc. Triarc also owns an approximate 64% capital interest in Deerfield & Company LLC, a Chicago-based asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with $10.5 billion under management as of November 1, 2005.

                                      # # #
                            Notes and Table To Follow

                             NOTES TO PRESS RELEASE
                             ----------------------

1. In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") in this press release, we present EBITDA because we believe it is a useful supplement to operating profit in understanding and assessing our consolidated results as well as the results of our segments. We also use EBITDA to evaluate our segment performance and allocate resources. Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures may not be consistent with the way we calculate EBITDA. Our presentation of EBITDA is not intended to replace the presentation of our financial results in accordance with GAAP. EBITDA should not be considered as an alternative to operating profit or net income (loss).

2. In addition to the results provided in accordance with GAAP in this press release, we present Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA before the effect of minority interests, excluding the effects of purchase accounting adjustments associated with the Deerfield acquisition. We believe these non-GAAP financial measures enhance management's ability to compare
     Deerfield's historical and future operating results and to compare Deerfield's operating results to those of its competitors. We also believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. Our presentation of certain non-GAAP performance measures of Deerfield is not intended to replace the presentation of its financial results in accordance with GAAP.

3. Systemwide same-store sales represent sales at all company-owned and all franchised stores. We believe that reviewing the increase or decrease in systemwide same-store sales compared with the same period in the prior year is useful to investors in analyzing the growth of the Arby's brand and assessing trends in our restaurant operations.

4. We define gross margin as the difference between net sales and cost of sales divided by net sales.

5. The description of the RTM acquisition contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the acquisition, copies of which have been filed by us with the Securities and Exchange Commission as exhibits to our current and/or periodic filings under the Securities Exchange Act of 1934, as amended.

6. There can be no assurance RTM will be successfully integrated into our existing operations.

7. There can be no assurance that we will be able to identify appropriate future acquisition targets or that we will be able to successfully integrate any future acquisitions into our existing operations.

8. The statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc Companies, Inc. and its subsidiaries (collectively, "Triarc" or the "Company") and statements preceded by, followed by, or that include the words "may," "believes," "plans," "expects," "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating  to  revenue  growth,  earnings  per share  growth  or  statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include, but are not limited to, the following:

o competition, including pricing pressures and the potential impact of competitors' new units on sales by Arby's(R) restaurants;

o consumers' perceptions of the relative quality, variety and value of the food products the Company offers;

o    success of operating initiatives;

o    development costs;

o    advertising and promotional efforts;

o    brand awareness;

o    the existence or absence of positive or adverse publicity;

o new product and concept development by the Company and its competitors, and market acceptance of such new product offerings and concepts;

o changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses such as "mad cow disease" and avian influenza or "bird flu";

o    changes in spending patterns and demographic trends;

o    adverse  economic   conditions,   including  high  unemployment   rates  in
     geographic regions that contain a high concentration of Arby's restaurants;

o    the business and financial viability of key franchisees;

o    the timely payment of franchisee obligations due to the Company;

o availability, location and terms of sites for restaurant development by the Company and its franchisees;

o the ability of the Company's franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

o    delays in opening new restaurants or completing remodels;

o anticipated or unanticipated restaurant closures by the Company and its franchisees;

o the Company's ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby's restaurants;

o changes in business strategy or development plans, and the willingness of the Company's franchisees to participate in its strategy;

o business abilities and judgment of the Company's and its franchisees' management and other personnel;

o availability of qualified restaurant personnel to the Company and to its franchisees;

o the Company's ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Arby's restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

o changes in commodity (including beef), labor, supplies and other operating costs and availability and cost of insurance;

o    adverse weather conditions;

o significant reductions in the Company's client assets under management (which would reduce the Company's advisory fee revenue), due to such factors as weak performance of the Company's investment products (either on an absolute basis or relative to our competitors or other investment strategies), substantial illiquidity or price volatility in the fixed income instruments that the Company trades, loss of key portfolio management or other personnel, reduced investor demand for the types of investment products the Company offers, and loss of investor confidence due to adverse publicity;

o increased competition from other asset managers offering similar types of products to those the Company offers;

o pricing pressure on the advisory fees that the Company can charge for its investment advisory services;

o difficulty in increasing assets under management, or efficiently managing existing assets, due to market-related constraints on trading capacity or lack of potentially profitable trading opportunities;

o removal of the Company as investment manager of one or more of the collateral debt obligation vehicles (CDOs) or other accounts it manages, or the reduction in the Company's CDO management fees because of payment defaults by issuers of the underlying collateral;

o availability, terms (including changes in interest rates) and deployment of capital;

o    changes in legal or  self-regulatory  requirements,  including  franchising
     laws,    investment   management    regulations,    accounting   standards,
     environmental laws, overtime rules, minimum wage rates and taxation rates;

o the costs, uncertainties and other effects of legal, environmental and administrative proceedings;

o    the  impact  of  general  economic   conditions  on  consumer  spending  or
     securities investing, including a slower consumer economy, rising energy and gasoline prices and the effects of war or terrorist activities;

o the Company's ability to identify appropriate acquisition targets in the future and to successfully integrate any future acquisitions into its existing operations; and

o other risks and uncertainties affecting the Company referred to in its Annual Report on Form 10-K for the fiscal year ended January 2, 2005 (see especially "Item 1. Business--Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations") and in its other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

                                         Triarc Companies, Inc. and Subsidiaries
                                 Condensed Consolidated Statements of Operations
                  Third Quarter and Nine Months Ended September 26, 2004 and October 2, 2005 (a)


                                                            Third Quarter Ended                     Nine Months Ended
                                                           --------------------                   --------------------
                                                           2004            2005                   2004            2005
                                                           ----            ----                   ----            ----
                                                                      (In thousands except per share amounts)
                                                                                    (Unaudited)

Revenues:
  Net sales............................................$  52,324         $ 206,139             $ 151,709       $ 312,318
  Royalties and franchise and related fees.............   26,721            21,020                73,992          71,546
  Asset management and related fees (b)................    6,915            13,197                 6,915          37,912
                                                       ---------         ---------             ---------       ---------
                                                          85,960           240,356               232,616         421,776
                                                       ---------         ---------             ---------       ---------
Costs and expenses:
  Cost of sales, excluding depreciation and
    amortization.......................................   40,902           148,162               119,891         228,389
  Cost of services, excluding depreciation and
    amortization (b)...................................    2,042             4,610                 2,042          13,373
  Advertising and selling..............................    3,971            15,150                12,767          24,160
  General and administrative, excluding
    depreciation and amortization......................   28,713            56,527                77,495         125,715
  Depreciation and amortization, excluding
    amortization of deferred financing costs...........    4,804            10,043                11,619          21,110
                                                       ---------         ---------             ---------       ---------
                                                          80,432           234,492               223,814         412,747
                                                       ---------         ---------             ---------       ---------
      Operating profit.................................    5,528             5,864                 8,802           9,029
Interest expense.......................................   (5,017)          (22,081)              (23,655)        (44,818)
Insurance expense related to long-term debt............     (934)             (531)               (2,883)         (2,294)
Loss on early extinguishment of debt...................       --           (35,790)                   --         (35,790)
Investment income (loss), net..........................   (3,730)           13,600                 7,439          30,276
Gain on sale of businesses.............................       35               325                    57          12,989
Loss on settlement of unfavorable franchise rights.....       --           (17,024)                   --         (17,024)
Other income, net......................................      312             1,025                 1,051           2,138
                                                       ---------         ---------             ---------       ---------
      Loss from continuing operations before
        income taxes and minority interests ...........   (3,806)          (54,612)               (9,189)        (45,494)
Benefit from income taxes..............................   15,618            14,657                16,559          11,647
Minority interests in income of consolidated
  subsidiaries.........................................     (663)           (2,525)                 (653)         (6,006)
                                                       ---------         ---------             ---------       ---------
      Income (loss) from continuing operations.........   11,149           (42,480)                6,717         (39,853)
Gain on disposal of discontinued operations............   10,823                --                10,823             471
                                                       ---------         ---------             ---------       ---------
      Net income (loss)................................$  21,972         $ (42,480)            $  17,540       $ (39,382)
                                                       =========         =========             =========       =========

EBITDA (c).............................................$  10,332         $  15,907             $  20,421       $  30,139
                                                       =========         =========             =========       =========

Basic income (loss) per share: Class A common stock:
      Continuing operations............................$     .16         $   (.58)             $     .10       $    (.59)
      Discontinued operations..........................      .16                --                   .16             .01
                                                       ---------         ---------             ---------       ---------
      Net income (loss)................................$     .32         $   (.58)             $     .26       $    (.58)
                                                       =========         ========              =========       =========
    Class B common stock:
      Continuing operations............................$     .18         $   (.58)             $     .11       $    (.59)
      Discontinued operations..........................      .18                --                   .18             .01
                                                       ---------         ---------             ---------       ---------
      Net income (loss)................................$     .36         $   (.58)             $     .29       $    (.58)
                                                       =========         ========              =========       =========
Diluted income (loss) per share: Class A common stock:
      Continuing operations............................$     .15         $   (.58)             $     .09       $    (.59)
      Discontinued operations..........................      .13                --                   .15             .01
                                                       ---------         ---------             ---------       ---------
      Net income (loss)................................$     .28 (d)     $   (.58) (e)         $     .24 (d)   $    (.58) (e)
                                                       =========         ========              =========       =========
    Class B common stock:
      Continuing operations............................$     .16         $   (.58)             $     .10       $    (.59)
      Discontinued operations..........................      .14                --                   .17             .01
                                                       ---------         ---------             ---------       ---------
      Net income (loss)................................$     .30 (d)     $   (.58) (e)         $     .27 (d)   $    (.58) (e)
                                                       =========         ========              =========       =========

Shares used to calculate income (loss) per share:
  Class A common stock
    Basic..............................................   23,144            23,786                21,818          23,748
                                                       =========         =========             =========       =========
    Diluted............................................   28,370 (d)        23,786 (e)            23,058 (d)      23,748  (e)
                                                       =========         =========             =========       =========
  Class B common stock
    Basic..............................................   41,057            49,442                40,629          44,402
                                                       =========         =========             =========       =========
    Diluted............................................   51,510 (d)        49,442 (e)            43,108 (d)      44,402  (e)
                                                       =========         =========             =========       =========


--------------------------------------------------------------------------------------------------------------------------------

(a) On July 25, 2005, the Company completed the acquisition of RTM Restaurant Group. As of July 25, 2005, RTM owned and operated 775 Arby's restaurants in 22 states and, prior to the RTM Acquisition, was the largest franchisee of Arby's restaurants. Following the RTM Acquisition, the consolidated results of operations for the 2005 third quarter and first nine months include RTM's results but do not include royalties and franchise and related fees paid by RTM to Arby's LLC, which are eliminated in consolidation. The consolidated results of operations for the 2004 third quarter and first nine months and the pre-acquisition portion of the 2005 periods, however, include royalties and franchise and related fees from RTM but do not include RTM's results.

(b) On July 22, 2004, the Company completed the acquisition of a 63.6% capital interest in Deerfield. Deerfield, through its wholly-owned subsidiary Deerfield Capital Management LLC, is an asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors. The 2004 periods include the results of Deerfield from the date of acquisition.

(c) The calculation of EBITDA by segment and a reconciliation of consolidated EBIDTA to net income or loss follow:

                                                                 Third Quarter Ended                     Nine Months Ended
                                                                --------------------                   --------------------
                                                                2004            2005                   2004            2005
                                                                ----            ----                   ----            ----
                                                                                         (In thousands)

Operating profit (loss):
   Restaurants................................................$  18,197       $  22,257          $   45,059       $ 56,263
   Asset management ..........................................      128           1,487                 128          4,438
   General corporate..........................................  (12,797)        (17,880)            (36,385)       (51,672)
                                                              ---------       ---------          ----------       --------
    Consolidated operating profit.............................    5,528           5,864               8,802          9,029
                                                              ---------       ---------          ----------       --------
Plus: depreciation and amortization, excluding amortization
   of deferred financing costs:
   Restaurants................................................    2,640           7,686               6,988         13,175
   Asset management...........................................      836           1,089                 836          3,706
   General corporate..........................................    1,328           1,268               3,795          4,229
                                                              ---------       ---------          ----------       --------
    Consolidated depreciation and amortization, excluding
      amortization of deferred financing costs................    4,804          10,043              11,619         21,110
                                                              ---------       ---------          ----------       --------
EBITDA:
   Restaurants................................................   20,837          29,943              52,047         69,438
   Asset management...........................................      964           2,576                 964          8,144
   General corporate..........................................  (11,469)        (16,612)            (32,590)       (47,443)
                                                              ---------       ---------          ----------       --------
    Consolidated EBITDA.......................................   10,332          15,907              20,421         30,139
Depreciation and amortization, excluding amortization
   of deferred financing costs................................   (4,804)        (10,043)            (11,619)       (21,110)
Interest expense..............................................   (5,017)        (22,081)            (23,655)       (44,818)
Insurance expense related to long-term debt...................     (934)           (531)             (2,883)        (2,294)
Loss on early extinguishment of debt..........................       --         (35,790)                 --        (35,790)
Investment income (loss), net.................................   (3,730)         13,600               7,439         30,276
Gain on sale of businesses....................................       35             325                  57         12,989
Loss on settlement of unfavorable franchise rights............       --         (17,024)                 --        (17,024)
Other income, net.............................................      312           1,025               1,051          2,138
                                                              ---------       ---------          ----------       --------
    Loss from continuing operations before income
      taxes and minority interests............................   (3,806)        (54,612)             (9,189)       (45,494)
Benefit from income taxes.....................................   15,618          14,657              16,559         11,647
Minority interests in income of consolidated subsidiaries.....     (663)         (2,525)               (653)        (6,006)
                                                              ---------       ---------          ----------       --------
    Income (loss) from continuing operations..................   11,149         (42,480)              6,717        (39,853)
Gain on disposal of discontinued operations...................   10,823              --              10,823            471
                                                              ---------       ---------          ----------       --------
    Net income (loss).........................................$  21,972       $ (42,480)         $   17,540       $(39,382)
                                                              =========       =========          ==========       ========

(d) Diluted income per share for the three-month and nine-month periods ended September 26, 2004 has been computed by dividing the allocated income for the Class A Common Shares and Class B Common Shares by the weighted average number of shares of each class plus the potential common share effect on each class of dilutive stock options, computed using the treasury stock method and, for the three-month period ended September 26, 2004, the share effect on each class of the assumed conversion of 5% convertible notes (the "Convertible Notes"). For income per share purposes, the income was adjusted to add back the after-tax interest of the Convertible Notes ($1.0 million) to the allocated income for purposes of calculating diluted income per share for the three-month period ended September 26, 2004. The diluted income per share amounts for the three-month period ended September 26, 2004 have been retroactively restated in accordance with Issue No. 04-08 ("EITF 04-08"), "The Effect of Contingently Convertible Debt on Diluted Earnings per Share," of the Emerging Issues Task Force of the Financial Accounting Standards Board. EITF 04-08 became applicable in the Company's 2005 fiscal year and requires that contingently convertible debt instruments be included in diluted earnings per share computations, if dilutive, regardless of whether the contingent conversion feature has been met, with retroactive restatement of diluted earnings per share of all comparable periods presented. The shares used to calculate diluted income per share for the nine-month period ended September 26, 2004 exclude any effect of the Company's Convertible Notes which would have been antidilutive since the after-tax interest on the Convertible Notes per share of Class A Common Stock and Class B Common Stock obtainable on conversion exceeds the reported basic income from continuing operations per share.

(e) The shares used to calculate diluted loss per share are the same as those used to calculate basic loss per share for the 2005 third quarter and the first nine months of 2005 since there were losses from continuing operations and, therefore, the effects of all potentially dilutive securities on the loss from continuing operations per share would have been antidilutive. Had the Company reported income from continuing operations for the 2005 third quarter and the first nine months of 2005, the shares used to calculate diluted income per Class A common share would have been 25,109,000 and 24,981,000 respectively, reflecting the effect of dilutive stock options and contingently issuable restricted stock. The shares used to calculate diluted income per Class B common share for those periods would have been 52,921,000 and 47,427,000 respectively, also reflecting the effect of dilutive stock options and contingently issuable restricted stock. The effects of dilutive stock options represented in such amounts reflect the average price of the Company's stock during that period. The effects of contingently issuable restricted stock reflect the price of the Company's Class B common stock at October 2, 2005. These dilutive effects may not be representative of the effects that may occur in future periods. Accordingly, this information is presented for informational purposes only. In addition to the effect of dilutive stock options, the Convertible Notes are currently convertible into 4,375,000 shares of the Company's Class A common stock and 8,750,000 shares of the Company's Class B common stock. Such additional shares were not included in the diluted shares above due to the substantial income that would be required before the Convertible Notes became dilutive.

(f) The reconciliation of certain operating measures of Deerfield before purchase accounting adjustments to such measures after purchase accounting adjustments for the 2005 third quarter and first nine months, and 2004 third quarter and first nine months ended follows:

                                                                                         Depreciation and
                                                                                         Amortization,
                                                                                           Excluding
                                                           Asset                          Amortization
                                                         Management                        of Deferred
                                                         and Related       Operating        Financing
                                                           Fees(1)         Profit(1)        Costs(1)      EBITDA(1)
                                                         -----------       ---------       --------       --------
                                                                                 (In thousands)

      For the quarter ended October 2, 2005:
       Before purchase accounting adjustments (2) ........ $13,171       $   2,578        $     96      $  2,674
        Expected asset management fees recorded as a
           receivable in purchase accounting..............      26              26              --            26
        Write-off of pre-acquisition receivable...........      --            (124)             --          (124)
        Amortization of intangible assets recorded in
           purchase accounting............................      --            (993)            993            --
                                                          --------       ---------        --------      --------
       After purchase accounting adjustments..............$ 13,197       $   1,487        $  1,089      $  2,576
                                                          ========       =========        ========      ========

      For the nine months ended October 2, 2005:
       Before purchase accounting adjustments (2) ........ $38,554       $   8,487        $    277      $  8,764
        Expected asset management fees recorded as a
           receivable in purchase accounting..............    (642)           (642)             --          (642)
        Cost of services recorded as a liability
           in purchase accounting (3).....................      --             146              --           146
        Write-off of pre-acquisition receivable...........      --            (124)             --          (124)
        Amortization of intangible assets recorded in
           purchase accounting............................      --          (3,429)          3,429            --
                                                          --------       ---------        --------      --------
       After purchase accounting adjustments..............$ 37,912       $   4,438        $  3,706      $  8,144
                                                          ========       =========        ========      ========




      For the quarter and nine months ended September 26, 2004:
       Before purchase accounting adjustments ............ $ 7,412       $   1,278        $    183      $  1,461
        Expected asset management fees recorded as a
           receivable in purchase accounting..............    (497)           (497)             --          (497)
        Amortization of intangible assets recorded in
           purchase accounting............................      --            (653)            653            --
                                                          --------       ---------        --------      --------
       After purchase accounting adjustments..............$  6,915       $     128        $    836      $    964
                                                          ========       =========        ========      ========


---------------

     (1)  All amounts are before the effects of minority interests.

     (2) The asset management and related fees, operating profit and EBITDA before purchase accounting adjustments reflect the elimination of asset management fees paid to Deerfield by Triarc of $0.4 million for the 2005 third quarter and $1.2 million for the nine months ended October 2, 2005.

     (3) Represents incentive compensation relating to the receivable recorded in purchase accounting.